MORGAN STANLEY
                             SPECTRUM SERIES




        June 2005
        Monthly Report




This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005.

                                                           Issued: July 29, 2005

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
                    1991  1992   1993  1994  1995   1996  1997  1998  1999   2000  2001   2002  2003  2004  2005  RETURN    RETURN
FUND                 %     %       %     %     %      %     %     %     %      %     %      %    %      %     %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency    --     --     --    --    --     --    --    --    --   11.7  11.1   12.2  12.4 (8.0) (11.6)  27.4    5.0
                                                                           (6 mos.)                       (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced           --     --     --  (1.7) 22.8   (3.6) 18.2  16.4   0.8    0.9  (0.3) (10.1)  6.2 (5.6)  (1.3)  44.2    3.5
                                      (2 mos.)                                                             (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select    31.2   (14.4) 41.6  (5.1) 23.6    5.3   6.2  14.2  (7.6)   7.1   1.7   15.4   9.6 (4.7)  (8.2) 165.2    7.3
                 (5 mos.)                                                                                  (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic   --     --     --   0.1  10.5   (3.5)  0.4   7.8  37.2  (33.1) (0.6)   9.4  24.0  1.7  (10.5)  30.3    2.5
                                      (2 mos.)                                                             (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical   --     --     --  (2.2) 17.6   18.3   7.5  10.2  (7.5)   7.8  (7.2)  23.3  23.0  4.4   (5.6) 123.0    7.8
                                      (2 mos.)                                                             (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JUNE 2005

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of June 30, 2005 was as follows:

FUND                                N.A.V.             % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                  $12.74                        4.33%
--------------------------------------------------------------------------------
Spectrum Global Balanced           $14.42                        0.95%
--------------------------------------------------------------------------------
Spectrum Select                    $26.52                        2.84%
--------------------------------------------------------------------------------
Spectrum Strategic                 $13.03                        0.72%
--------------------------------------------------------------------------------
Spectrum Technical                 $22.30                        5.69%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

         [The data below represents a bar chart in the printed report.]

                            MONTH ENDED       YTD ENDED
                           JUNE 30, 2005    JUNE 30, 2005
                           -------------    -------------
Australian dollar             -0.18             -1.05
British pound                 -0.91             -4.05
Euro                           1.98             -0.74
Japanese yen                   1.75               2.6
Swiss franc                     1.5              1.14
Minor| currencies              0.56              -7.1


      Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved from short positions in the euro, Swiss franc, and Japanese yen versus the U.S. dollar as the U.S. dollar's value trended higher throughout the month. Weakness in the euro resulted primarily from market pessimism for the future of Europe's integration, while additional pressure on European currencies, as well as the Japanese yen, stemmed from data indicating a slowing in the euro-zone economy and weak economic data out of Japan. Also supporting the U.S. dollar versus most foreign currencies was better-than-expected U.S. trade statistics released during mid-month, which strengthened speculation that the U.S. Current-Account deficit might have stabilized or even improved. At month-end, additional gains were recorded as the U.S. dollar's value advanced after the ninth consecutive quarter-point interest rate hike by the U.S. Federal Reserve.

> Elsewhere in the currency markets, gains were experienced from long positions in the Mexican peso versus the U.S. dollar as the peso's value moved higher amid comments from Mexico's Finance Minister, Francisco Gil Diaz, that the Mexican economy was on track to meet the government's growth estimates for the year.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred from long positions in the British pound versus the U.S. dollar as the U.S. dollar moved higher for the reasons listed above and the pound's value declined on growing speculation the interest rate differential between the U.S. and the U.K. would tighten.

> Additional losses resulted from short positions in the South African rand versus the U.S. dollar as the rand's value reversed higher in response to market speculation for increases in South African interest rates.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

         [The data below represents a bar chart in the printed report.]

                            MONTH ENDED       YTD ENDED
                           JUNE 30, 2005    JUNE 30, 2005
                           -------------    -------------
Currencies                     0.43             -2.05
Interest Rates                 0.57               3.5
Stock Indices                     1              0.94
Energies                      -0.55             -0.78
Metals                        -0.13             -0.46
Agriculturals                 -0.16             -0.66


      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded in the global stock indices from long positions in European equity index futures as prices rallied higher on the perception that euro weakness would stimulate the European economy by making exports more attractive to foreign buyers. Also bolstering prices was strong economic data out of the U.S. and news of a trade deal between the European Union and China that manages the growth of Chinese textile imports to Europe through the end of 2008. Long positions in Japanese stock index futures also recorded profits as prices increased amid positive economic data.

> The global interest rate markets recorded gains primarily from long positions in European interest rate futures as prices trended higher supported by the European Central Bank's ("ECB") decision to maintain Europe's key interest rates unchanged and rising pressure on the ECB to stimulate the stagnant European economy. Long positions experienced further gains after prices strengthened amid a sharp reduction in Swedish interest rates, the release of weaker-than-expected French consumer spending, and higher oil prices.

> Gains were also achieved in the currency sector from short positions in foreign currencies, particularly the euro and Swiss franc, versus the U.S. dollar as the U.S. dollar's value benefited from euro-weakness resulting from market pessimism for the future of Europe's integration and economic data that indicated a slowing in the euro-zone economy. Also supporting the U.S. dollar against other currencies was the release of better-than-expected U.S. trade statistics and the ninth consecutive quarter-point interest rate hike by the U.S. Federal Reserve. Additional sector gains resulted from long positions in the U.S. dollar Index.

-------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The energy sector recorded losses from futures positions in crude oil, its related products, and natural gas. Short natural gas positions experienced losses early in the month as prices reversed higher on supply worries after a tropical storm entered the Gulf of Mexico. Short crude oil positions also experienced losses early in the month after prices increased due to news of weak supply by the Energy Information Administration. Further losses were recorded later in June from newly established long crude oil positions as prices reversed sharply lower in response to news of rising U.S. oil supplies and solid refinery output.

> Losses in the agricultural markets were recorded from long futures positions in corn, soybeans, and its related products as prices moved lower on news of increased supply as reported by the U.S. Department of Agriculture. Long positions incurred further losses after prices dropped amid expectations of greater crop yields caused by beneficial weather in U.S. growing regions.

> Smaller losses were incurred in the metals sector early in the month from short futures positions in copper as prices reversed higher and touched a 16-year high after the U.S. dollar temporarily weakened in the wake of a softer-than-expected U.S. employment report.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

         [The data below represents a bar chart in the printed report.]

                            MONTH ENDED       YTD ENDED
                           JUNE 30, 2005    JUNE 30, 2005
                           -------------    -------------
Currencies                     1.79             -4.63
Interest Rates                  1.8              5.95
Stock Indices                  0.86             -2.11
Energies                      -0.08             -0.87
Metals                        -0.38             -2.09
Agriculturals                 -0.52             -0.33


      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> The global interest rate markets recorded gains primarily from long positions in European interest rate futures as prices trended higher supported by the European Central Bank's ("ECB") decision to maintain Europe's key interest rates unchanged and rising pressure on the ECB to stimulate the stagnant European economy. Long positions experienced further gains after prices strengthened amid a reduction in Swedish interest rates, the release of weaker-than-expected French consumer spending, and higher oil prices. Long positions in Japanese interest rate futures also recorded gains as prices moved higher after the release of weak economic data from the Japanese Ministry of Finance.

> The currency sector recorded gains from short positions in foreign currencies, particularly the Swiss franc and euro, versus the U.S. dollar as the U.S. dollar's value benefited from euro-weakness resulting from market pessimism for the future of Europe's integration and economic data that indicated a slowing in the euro-zone economy. Also supporting the U.S. dollar against other currencies was the release of better-than-expected U.S. trade statistics and the ninth consecutive quarter-point interest rate hike by the U.S. Federal Reserve.

> Gains were also achieved in the global stock indices from long positions in European equity index futures as prices rallied higher on the perception that euro weakness would stimulate the European economy by making exports more attractive to foreign buyers. Also bolstering prices was strong economic data out of the U.S. and news of a trade deal between the European Union and China that manages the growth of Chinese textile imports to Europe through

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
the end of 2008.

> Losses in the agricultural markets were recorded from long futures positions in soybeans and its related products as prices moved lower on news of increased supply as reported by the U.S. Department of Agriculture. Long positions incurred further losses after prices dropped amid expectations of greater crop yields caused by beneficial weather in U.S. growing regions. Long futures positions in coffee also experienced losses after prices fell amid news of growth in exports from coffee-producing countries.

> In the metals markets, losses were recorded from positions in precious metals. Short futures positions in gold incurred losses after prices reversed higher amid technically-based buying, while long futures positions in silver experienced losses amid strength in the U.S. dollar.

> The energy sector recorded losses from futures positions in natural gas. Short natural gas positions experienced losses early in the month as prices reversed higher on supply worries after a tropical storm entered the Gulf of Mexico. News of negligible production interruptions from the Gulf of Mexico caused natural gas prices to normalize and thus created losses for newly established long positions.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

         [The data below represents a bar chart in the printed report.]

                            MONTH ENDED       YTD ENDED
                           JUNE 30, 2005    JUNE 30, 2005
                           -------------    -------------
Currencies                    -1.04             -8.34
Interest Rates                 0.73              1.05
Stock Indices                  0.13             -0.79
Energies                      -0.07             -0.42
Metals                         0.32             -1.73
Agriculturals                  0.73              0.33

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded in the agricultural sector from long futures positions in cotton and sugar. Cotton prices moved higher in response to hot, dry weather, while sugar prices appreciated amid support from technically-based buying. Long cocoa futures positions supplied smaller sector gains as prices strengthened due to increased demand triggered by weakness in the British pound and renewed political uncertainty in the Ivory Coast.

> The global interest rate markets recorded gains primarily from long positions in Japanese interest rate futures as prices moved higher after the release of weak economic data from the Japanese Ministry of Finance. Long positions in European interest rate futures were also profitable as prices trended higher supported by the European Central Bank's ("ECB") decision to maintain Europe's key interest rates unchanged and rising pressure on the ECB to stimulate the stagnant European economy. Long positions experienced further gains after prices strengthened amid a sharp reduction in Swedish interest rates, the release of weaker-than-expected French consumer spending, and higher oil prices.

> The metals markets experienced gains from long futures positions in copper as prices touched a 16-year high after the U.S. dollar temporarily weakened in the wake of a softer-than-expected U.S. May employment data.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Gains were also achieved in the global stock indices from long positions in European equity index futures as prices rallied higher on the perception that euro weakness would stimulate the European economy by making exports more attractive to foreign buyers. Also bolstering prices was strong economic data out of the U.S. and news of a trade deal between the European Union and China that manages the growth of Chinese textile imports to Europe through the end of 2008.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the currency sector stemmed from positions in the Australian dollar versus the U.S. dollar. Early in the month, short Australian dollar positions incurred losses as its value increased amid higher gold prices. Newly established long Australian dollar positions also resulted in losses as its value fell amid market perception that the Australian dollar carried a higher risk premium due to skepticism regarding the sustainability of Australia's terms of trade accounts. Additional losses stemmed from long positions in the Japanese yen versus the U.S. dollar during mid-month as the value of the U.S. dollar rallied in response to better-than-expected U.S. trade statistics. Finally, short positions in the Canadian dollar versus the U.S. dollar incurred losses as the Canadian dollar's value reversed higher supported by rising oil prices and speculation that the Bank of Canada would raise interest rates sooner than expected.

> Energy sector losses resulted from short futures positions in heating oil as oil prices rallied higher on supply fears. Short futures positions in natural gas also recorded losses after prices reversed upwards amid technically-based and weather-related buying early in the month.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

         [The data below represents a bar chart in the printed report.]

                            MONTH ENDED       YTD ENDED
                           JUNE 30, 2005    JUNE 30, 2005
                           -------------    -------------
Currencies                      2.9             -3.68
Interest Rates                 3.59             10.19
Stock Indices                  0.77             -0.79
Energies                       0.31             -1.33
Metals                        -0.23             -1.61
Agriculturals                 -0.94             -3.68


      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> The global interest rate markets recorded gains primarily from long positions in European interest rate futures as prices trended higher supported by the European Central Bank's ("ECB") decision to maintain Europe's key interest rates unchanged and rising pressure on the ECB to stimulate the stagnant European economy. Long positions experienced further gains after prices strengthened amid a sharp reduction in Swedish interest rates, the release of weaker-than-expected French consumer spending, and higher oil prices. Long positions in Japanese interest rate futures also recorded gains as prices moved higher after the release of weak economic data from the Japanese Ministry of Finance.

> The currency sector recorded gains from short positions in foreign currencies, particularly the euro, Swiss franc, and Japanese yen versus the U.S. dollar as the U.S. dollar's value trended higher throughout a majority of the month. Weakness in the euro resulted primarily from market pessimism for the future of Europe's integration while additional pressure on European currencies, as well as the Japanese yen, stemmed from data indicating a slowing in the euro-zone economy and weak economic data out of Japan. Also supporting the U.S. dollar against other currencies was better-than-expected U.S. trade statistics and the ninth consecutive quarter-point interest rate hike by the U.S. Federal Reserve.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Gains were also achieved in the global stock indices from long positions in European equity index futures as prices rallied higher on the perception that euro weakness would stimulate the European economy by making exports more attractive to foreign buyers. Also bolstering prices was strong economic data out of the U.S. and news of a trade deal between the European Union and China that manages the growth of Chinese textile imports to Europe through the end of 2008.

> Additional gains were recorded in the energy sector from long futures positions in crude oil and crude oil-related products as crude oil prices approached $60 per barrel on supply fears.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the agricultural markets were recorded from long futures positions in soybeans and its related products as prices moved lower on news of increased supply as reported by the U.S. Department of Agriculture. Long positions incurred further losses after prices dropped amid expectations of greater crop yields caused by beneficial weather in U.S. growing regions. Short futures positions in sugar resulted in losses as prices moved higher on technically-based buying. Additional losses resulted from long futures positions in coffee after prices fell amid news of growth in exports from coffee-producing countries.

> In the metals markets, losses were recorded from positions in both precious and base metals. In the base metals complex, losses resulted from long futures positions in both nickel and zinc after prices declined due to a higher U.S. dollar and news of decreased demand. Long futures positions in gold and silver resulted in additional losses after precious metals prices also reversed lower due to strength in the U.S. dollar.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2005 (UNAUDITED)

                                        MORGAN STANLEY                   MORGAN STANLEY
                                      SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                -----------------------------      -----------------------------
                                               PERCENTAGE OF                      PERCENTAGE OF
                                               JUNE 1, 2005                       JUNE 1, 2005
                                                 BEGINNING                          BEGINNING
                                   AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE
                                ------------  ---------------      ------------  ---------------
                                       $             %                     $             %
INVESTMENT INCOME
   Interest income (Note 2)         431,015          .18                106,118          .23
                                 ----------         ----               --------         ----

EXPENSES
   Brokerage fees (Note 2)          919,692          .38                176,438          .38
   Management fees (Note 3)         399,866          .17                 47,946          .11
                                 ----------         ----               --------         ----
     Total Expenses               1,319,558          .55                224,384          .49
                                 ----------         ----               --------         ----

NET INVESTMENT LOSS                (888,543)        (.37)              (118,266)        (.26)
                                 ----------         ----               --------         ----

TRADING RESULTS
Trading profit (loss):
   Realized                      (1,153,271)        (.48)               949,495         2.06
   Net change in unrealized      12,429,414         5.18               (392,268)        (.85)
                                 ----------         ----               --------         ----
     Total Trading Results       11,276,143         4.70                557,227         1.21
                                 ----------         ----               --------         ----

NET INCOME                       10,387,600         4.33                438,961          .95
                                 ==========         ====               ========         ====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2005 (UNAUDITED)

                                         MORGAN STANLEY                                  MORGAN STANLEY
                                        SPECTRUM CURRENCY                            SPECTRUM GLOBAL BALANCED
                              ----------------------------------------         ---------------------------------------
                                                                 PER                                             PER
                                   UNITS            AMOUNT       UNIT              UNITS           AMOUNT        UNIT
                              ---------------    ------------    -----         --------------    -----------     -----
                                                       $           $                                  $            $
Net Asset Value,
   June 1, 2005                19,642,890.260     239,919,554     12.21          3,221,643.899     46,027,783    14.29
Net Income                                 --      10,387,600       .53                     --        438,961      .13
Redemptions                      (315,996.515)     (4,025,795)    12.74           (100,541.057)    (1,449,802)   14.42
Subscriptions                     176,440.873       2,247,857     12.74             27,296.183        393,611    14.42
                               --------------     -----------                    -------------     ----------
Net Asset Value,
   June 30, 2005               19,503,334.618     248,529,216     12.74          3,148,399.025     45,410,553    14.42
                               ==============     ===========                    =============     ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2005 (UNAUDITED)

                                     MORGAN STANLEY                      MORGAN STANLEY                  MORGAN STANLEY
                                     SPECTRUM SELECT                   SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                               ----------------------------       ----------------------------     ----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                   PERCENTAGE OF
                                             JUNE 1, 2005                       JUNE 1, 2005                    JUNE 1, 2005
                                               BEGINNING                          BEGINNING                       BEGINNING
                                 AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE       AMOUNT     NET ASSET VALUE
                               -----------  ---------------       -----------  ---------------     -----------  ---------------
                                      $            %                     $             %                  $             %
INVESTMENT INCOME
   Interest income (Note 2)     1,013,444          .19               313,332           .19          1,375,782          .19
                               ----------        -----            ----------         -----         ----------         ----

EXPENSES
   Brokerage fees (Note 2)      3,301,604          .60             1,022,885           .60          4,444,881          .60
   Management fees (Note 3)     1,292,300          .25               383,019           .24          1,572,694          .22
   Incentive fees (Note 3)             --           --                    --            --            667,470          .09
                               ----------        -----            ----------         -----         ----------         ----
     Total Expenses             4,593,904          .85             1,405,904           .84          6,685,045          .91
                               ----------        -----            ----------         -----         ----------         ----

NET INVESTMENT LOSS            (3,580,460)        (.66)           (1,092,572)         (.65)        (5,309,263)        (.72)
                               ----------        -----            ----------         -----         ----------         ----

TRADING RESULTS
Trading profit (loss):
   Realized                    26,652,689         4.88            (3,783,025)        (2.23)        42,150,870         5.73
   Net change in unrealized    (7,566,919)       (1.38)            6,086,752          3.60          5,034,660          .68
                               ----------        -----            ----------         -----         ----------         ----
     Total Trading Results     19,085,770         3.50             2,303,727          1.37         47,185,530         6.41
                               ----------        -----            ----------         -----         ----------         ----

NET INCOME                     15,505,310         2.84             1,211,155           .72         41,876,267         5.69
                               ==========        =====            ==========         =====         ==========         ====



 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2005 (UNAUDITED)

                            MORGAN STANLEY                       MORGAN STANLEY                           MORGAN STANLEY
                            SPECTRUM SELECT                     SPECTRUM STRATEGIC                      SPECTRUM TECHNICAL
                   -----------------------------------    -----------------------------------    ----------------------------------
                                                 PER                                     PER                                   PER
                        UNITS         AMOUNT     UNIT          UNITS         AMOUNT      UNIT        UNITS          AMOUNT     UNIT
                   --------------  -----------  ------    --------------  -----------   -----    --------------  -----------  -----
                                        $          $                           $          $                           $         $
Net Asset Value,
   June 1, 2005    21,187,657.923  546,472,341   25.79    13,085,056.616  169,305,124   12.94    34,862,630.762   735,704,438  21.10
Net Income                     --   15,505,310     .73                --    1,211,155     .09                --    41,876,267   1.20
Redemptions          (344,453.090)  (9,134,896)  26.52      (255,534.247)  (3,329,611)  13.03      (568,631.136)  (12,680,474) 22.30
Subscriptions         203,114.229    5,386,589   26.52       160,953.462    2,097,223   13.03       358,895.522     8,003,371  22.30
                   --------------  -----------   -----    --------------  -----------   -----    --------------   -----------  -----
Net Asset Value,
   June 30, 2005   21,046,319.062  558,229,344   26.52    12,990,475.831  169,283,891   13.03    34,652,895.148   772,903,602  22.30
                   ==============  ===========   =====    ==============  ===========   =====    ==============   ===========  =====

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

    The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

    Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

    Brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

    Effective July 1, 2005, brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical will be reduced to 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

    Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a lim-

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

ited partner, upon five business days advance notice by redemption form to Demeter. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

    Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)
================================================================================

2.  RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Strategic's cash is on deposit with Morgan Stanley DW, MS & Co., MSIL, and MSCG. Spectrum Global Balanced, Spectrum Select, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================

3.  TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

    Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

    Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

    Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

    Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

    Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

    For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017


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